Exhibit 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS
THIRD QUARTER 2010 RESULTS
Ann Arbor, Michigan — November 2, 2010
     Kaydon Corporation (NYSE:KDN) today announced its results for the third fiscal quarter ended October 2, 2010.
Consolidated Results
     Sales in the third fiscal quarter of 2010 were $118.3 million, compared to sales of $123.6 million in the third quarter of 2009. Comparisons were affected by the third quarter of 2009 inclusion of significant wind energy sales that were deferred from the previous quarter due to customer difficulties in obtaining letters of credit during last year’s economic crisis.
     Operating income was $18.6 million in the third quarter of 2010, compared to $24.6 million in the third quarter of 2009. Items affecting the quarter-over-quarter comparison include $2.6 million of costs in the third quarter of 2010 primarily associated with our previously announced manufacturing consolidation program and the absence of a $5.4 million pre-tax gain recorded in the third quarter of 2009 resulting from changes in certain benefit plans. Excluding these items, operating income, as adjusted, was $21.2 million in the third quarter of 2010, compared to $19.3 million in the third quarter of 2009.
     EBITDA equaled $26.2 million, or 22.2 percent of sales, during the third quarter of 2010, compared to $32.1 million, or 25.9 percent of sales, during the third quarter of 2009. EBITDA comparisons are also affected by the items noted above. Adjusting for these items, EBITDA, as adjusted, was $28.0 million, or 23.7 percent of sales, in the third quarter of 2010, compared to $26.8 million, or 21.7 percent of sales, in the third quarter of 2009.
     Net income for the third quarter of 2010 was $13.1 million, compared to net income of $16.1 million in the third quarter of 2009. Diluted earnings per share in the third quarter of 2010 equaled $.39, compared to diluted earnings per share of $.48 in the third quarter of

2009. Adjusting for items noted above, net income was $14.9 million, or $.44 per share on a diluted basis, in the third quarter of 2010 compared to $12.6 million, or $.38 per share on a diluted basis, in the third quarter of 2009. The effect of these items noted reduced diluted earnings per share by $.05 per share in the third quarter of 2010, and increased diluted earnings per share by $.10 per share in the third quarter of 2009.
     Third quarter 2010 results benefited from a lower effective tax rate of 30.2 percent compared to 35.1 percent in the 2009 third quarter due primarily to the full availability of the Domestic Manufacturing Deduction and the planned permanent reinvestment of earnings of certain international operations.
     This press release includes certain non-GAAP measures, including EBITDA, free cash flow, and the as adjusted operating income, EBITDA, net income, and earnings per share — diluted provided herein. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the reconciliations of the applicable GAAP measures to the non-GAAP measures presented.
Management Commentary
     James O’Leary, Chairman and Chief Executive Officer commented, “Our results this quarter reflect a still strong industrial environment offset by the long expected and previously discussed moderation in our wind energy and military businesses. Our performance during the balance of 2010 and into 2011 remains dependent on the continued strengthening of general economic and industrial conditions. Further broad based improvement in our industrial business will be required to achieve favorable comparisons against prior periods due to the anticipated continued moderation in our wind energy and military businesses.
     “Our results thus far in 2010 reflect the benefits of market leadership in sound end markets together with proactive management of costs and spending. Together with our robust free cash flow and strong balance sheet, we are positioned well going forward.”
Segment Results and Review
     Friction Control Products sales in the third quarter of 2010 were $78.0 million, compared to $87.1 million in the 2009 third quarter. Wind energy sales were $29.1 million in the third quarter of 2010 compared to $41.0 million in the third quarter of 2009. Higher wind energy sales in the 2009 period resulted from the fact that significant wind energy sales were deferred from the second quarter of 2009 to the third quarter of 2009 due to the adverse financial and economic conditions in early 2009. Year-to-date wind energy sales were $83.4 million, compared to $81.7 million in the first three quarters of 2009. The Company expects wind energy shipments for the full year of 2010 to be approximately $95 million, compared to the $103.0 million of wind energy shipments in the full year of 2009.

     Third quarter 2010 sales to non-wind industrial markets increased to $48.9 million as growth in sales to the machinery, semiconductor, medical and other industrial markets more than offset lower military sales, as a major military program wound down.
     Third quarter 2010 Friction Control Products operating income totaled $12.7 million, compared to $15.4 million in the prior third quarter. The reduction in operating income compared to the prior third quarter was due principally to the $2.3 million in costs associated with a manufacturing consolidation program recorded in the third quarter of 2010 and the difference in wind energy sales.
     Velocity Control Products sales in the third quarter of 2010 were $15.9 million, compared to $12.2 million in the third quarter of 2009. Operating income for this segment in the third quarter of 2010 totaled $4.1 million, compared to $2.1 million earned in the third quarter of 2009, due primarily to improved volume and operating leverage.
     Other Industrial Products sales in the third quarter of 2010 equaled $24.3 million, compared to $24.4 million in the prior year third quarter. Operating income equaled $1.4 million in the third quarter of 2010, compared to operating income of $2.2 million in the third quarter of 2009, due primarily to adverse product mix.
Order Activity
     Orders were $136.8 million in the third quarter of 2010, compared to $131.0 million in the third quarter of 2009. Wind energy orders were $50.1 million in the third quarter of 2010, compared to $46.5 million in the third quarter of 2009. Year-to-date non-wind orders have exceeded sales with a book-to-bill ratio of 1.02. Year-to-date 2010 wind energy orders were $63.3 million, compared to $48.4 million in the first three quarters of 2009. Backlog at October 2, 2010 was $205.0 million, compared to $186.5 million at July 3, 2010, and $250.1 million at October 3, 2009.
Financial Position and Free Cash Flow
     Free cash flow, a non-GAAP measure defined by the Company, was $10.3 million in the third quarter of 2010, compared to $40.5 million in the third quarter of 2009. Free cash flow was higher in the third quarter of 2009 due primarily to a $19.7 million reduction in inventory levels and lower tax payments. In addition, capital expenditures were higher in the third quarter of 2010 compared to the third quarter of 2009.
     On July 6, 2010, the Company paid common stock dividends of $.18 per share or $6.0 million. The Company’s third quarter 2010 dividend, paid on October 4, 2010, was at a rate of $.19 per share, an increase of 5.6 percent from the previous rate.
     As of October 2, 2010, the Company had unrestricted cash totaling $288.8 million. During the third quarter of 2010 the Company entered into a $250 million senior revolving credit facility with a syndicate of banks which provides for borrowings by the Company for working capital and other general corporate purposes, including acquisitions. The

Company had no borrowing against this facility and no other debt outstanding as of October 2, 2010.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom engineered, performance-critical products, supplying a broad and diverse group of alternative energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a third quarter 2010 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-632-5008 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at:
http://w.on24.com/r.htm?e=255619&s=1&k=405733BB9C8846240661029852B4CB61
or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Third Quarter 2010 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 2:00 p.m. Eastern time today through Tuesday, November 9, 2010 at 2:00 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 4849893.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectations about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

Peter C. DeChants
Senior Vice President and Chief Financial Officer
(734) 680-2009

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Third Quarter Ended		First Three Quarters Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Net sales	$118,280,000	$123,637,000	$359,025,000	$332,290,000
Cost of sales	79,894,000	85,590,000	232,933,000	226,113,000

Gross profit	38,386,000	38,047,000	126,092,000	106,177,000
Selling, general and administrative expenses	19,812,000	13,418,000	61,578,000	52,800,000

Operating income	18,574,000	24,629,000	64,514,000	53,377,000
Interest expense	(9,000)	(62,000)	(133,000)	(185,000)
Interest income	193,000	190,000	315,000	429,000

Income before income taxes	18,758,000	24,757,000	64,696,000	53,621,000
Provision for income taxes	5,670,000	8,690,000	19,965,000	19,071,000

Net income	$13,088,000	$16,067,000	$44,731,000	$34,550,000

Earnings per share:
Basic	$0.39	$0.48	$1.33	$1.03

Diluted	$0.39	$0.48	$1.33	$1.03

Dividends declared per share	$0.19	$0.18	$0.55	$0.52

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	October 2,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$288,802,000	$262,403,000
Accounts receivable, net	86,288,000	77,977,000
Inventories, net	88,558,000	88,796,000
Other current assets	14,718,000	16,601,000

Total current assets	478,366,000	445,777,000

Property, plant and equipment, net	171,336,000	175,716,000

Goodwill, net	143,770,000	143,891,000
Other intangible assets, net	18,893,000	21,552,000
Other assets	3,137,000	1,008,000

Total assets	$815,502,000	$787,944,000

Liabilities and Shareholders’ Equity:

Accounts payable	$19,978,000	$21,353,000
Accrued expenses	35,868,000	26,731,000

Total current liabilities	55,846,000	48,084,000

Long-term liabilities	36,931,000	39,895,000

Shareholders’ equity	722,725,000	699,965,000

Total liabilities and shareholders’ equity	$815,502,000	$787,944,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Third Quarter Ended		First Three Quarters Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Cash flows from operating activities:
Net income	$13,088,000	$16,067,000	$44,731,000	$34,550,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	5,622,000	5,060,000	15,645,000	14,635,000
Amortization of intangible assets	871,000	1,071,000	2,713,000	3,211,000
Amortization of stock awards	854,000	1,034,000	2,998,000	3,104,000
Stock option compensation expense	321,000	289,000	991,000	981,000
Excess tax benefits from stock-based compensation	(62,000)	18,000	(186,000)	61,000
Deferred financing fees	10,000	62,000	134,000	186,000
Non-cash postretirement benefits curtailment gain	—	(5,395,000)	(3,066,000)	(6,305,000)
Net change in receivables, inventories and trade payables	(2,819,000)	11,025,000	(9,533,000)	(6,744,000)
Contributions to qualified pension plans	(957,000)	—	(1,614,000)	(14,846,000)
Net change in other assets and liabilities	(2,591,000)	12,116,000	13,576,000	15,294,000

Net cash from operating activities	14,337,000	41,347,000	66,389,000	44,127,000

Cash flows from investing activities:
Capital expenditures	(4,089,000)	(1,886,000)	(11,280,000)	(9,585,000)
Dispositions of property, plant and equipment	67,000	1,076,000	107,000	1,186,000
Proceeds from sales of investments	—	2,170,000	—	4,063,000

Net cash from (used) in investing activities	(4,022,000)	1,360,000	(11,173,000)	(4,336,000)

Cash flows from financing activities:
Cash dividends paid	(6,021,000)	(5,707,000)	(18,121,000)	(17,164,000)
Credit facility issuance costs	(1,935,000)	—	(1,935,000)	—
Purchase of treasury stock	—	—	(8,789,000)	(8,871,000)
Excess tax benefits from stock-based compensation	62,000	(18,000)	186,000	(61,000)
Proceeds from exercise of stock options	49,000	24,000	104,000	24,000

Net cash used in financing activities	(7,845,000)	(5,701,000)	(28,555,000)	(26,072,000)

Effect of exchange rate changes on cash and cash equivalents	2,636,000	168,000	(262,000)	1,124,000

Net increase in cash and cash equivalents	5,106,000	37,174,000	26,399,000	14,843,000

Cash and cash equivalents — Beginning of period	283,696,000	210,667,000	262,403,000	232,998,000

Cash and cash equivalents — End of period	$288,802,000	$247,841,000	$288,802,000	$247,841,000

KAYDON CORPORATION
EARNINGS PER SHARE

	Third Quarter Ended		First Three Quarters Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Earnings per share — Basic

Net income	$13,088,000	$16,067,000	$44,731,000	$34,550,000

Less: Net earnings allocated to participating securities — Basic	(137,000)	(174,000)	(475,000)	(395,000)

Income available to common shareholders — Basic	$12,951,000	$15,893,000	$44,256,000	$34,155,000

Weighted average common shares outstanding — Basic	33,119,000	33,226,000	33,170,000	33,258,000

Earnings per share — Basic	$0.39	$0.48	$1.33	$1.03

Earnings per share — Diluted

Net income	$13,088,000	$16,067,000	$44,731,000	$34,550,000

Less: Net earnings allocated to participating securities — Diluted	(137,000)	(174,000)	(475,000)	(395,000)

Income available to common shareholders — Diluted	$12,951,000	$15,893,000	$44,256,000	$34,155,000

Weighted average common shares outstanding — Diluted

Weighted average common shares outstanding — Basic	33,119,000	33,226,000	33,170,000	33,258,000
Potential dilutive shares resulting from stock options	27,000	19,000	25,000	15,000

Weighted average common shares outstanding — Diluted	33,146,000	33,245,000	33,195,000	33,273,000

Earnings per share — Diluted	$0.39	$0.48	$1.33	$1.03

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Third Quarter Ended		First Three Quarters Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Net sales

Friction Control Products	$78,002	$87,076	$237,476	$223,491
Velocity Control Products	15,932	12,202	45,279	34,602
Other Industrial Products	24,346	24,359	76,270	74,197

Total consolidated net sales	$118,280	$123,637	$359,025	$332,290

	Third Quarter Ended		First Three Quarters Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Operating income

Friction Control Products	$12,673	$15,392	$49,556	$37,633
Velocity Control Products	4,095	2,124	11,422	5,191
Other Industrial Products	1,397	2,228	5,516	5,467

Total segment operating income	18,165	19,744	66,494	48,291
Items not allocated to segment operating income	409	4,885	(1,980)	5,086
Interest expense	(9)	(62)	(133)	(185)
Interest income	193	190	315	429

Income before income taxes	$18,758	$24,757	$64,696	$53,621

The Company has two reporting segments: Friction Control Products and Velocity Control Products. The Company’s remaining operating segments, which do not meet the quantitative thresholds for separate disclosure and do not meet the criteria for aggregation with other operating segments to create an additional reporting segment, are combined and disclosed as “Other Industrial Products.” The Company’s Sealing Products operating segment no longer meets the quantitative threshold for separate disclosure as a reporting segment and its results are shown in the “Other Industrial Products” caption. Prior period results have been reclassified to conform to this presentation.

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in thousands)

	Third Quarter Ended		First Three Quarters Ended		LTM
	October 2,	October 3,	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009	2010	2009
Free cash flow, as defined (non-GAAP)
Net cash from operating activities (GAAP)	$14,337	$41,347	$66,389	$44,127	$88,443	$52,329
Capital expenditures, net of dispositions	(4,022)	(810)	(11,173)	(8,399)	(13,531)	(22,059)

Free cash flow, as defined (non-GAAP)	$10,315	$40,537	$55,216	$35,728	$74,912	$30,270

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Third Quarter Ended		First Three Quarters Ended		LTM
	October 2,	October 3,	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009	2010	2009
EBITDA, as defined (non-GAAP)
Net income (GAAP)	$13,088	$16,067	$44,731	$34,550	$56,137	$48,327
Net interest (income)/expense	(184)	(128)	(182)	(244)	(228)	155
Provision for income taxes	5,670	8,690	19,965	19,071	26,566	27,325
Depreciation and amortization of intangible assets	6,493	6,131	18,358	17,846	24,631	23,550
Stock-based compensation expense (1)	1,175	1,323	3,989	4,085	5,325	5,558

EBITDA, as defined (non-GAAP)	$26,242	$32,083	$86,861	$75,308	$112,431	$104,915

(1)	Includes non-cash stock amortization expense and non-cash stock option expense.
Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

	Third Quarter Ended		First Three Quarters Ended
	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009
Operating Income, as adjusted
Operating income (GAAP)	$18,574	$24,629	$64,514	$53,377
Manufacturing consolidation costs	2,252	—	2,925	—
Due diligence costs	333	87	2,962	197
Benefit plan curtailment (gains)	—	(5,395)	(3,066)	(6,305)

Operating income, as adjusted (non-GAAP)	$21,159	$19,321	$67,335	$47,269

EBITDA, as adjusted
EBITDA, as defined above (non-GAAP)	$26,242	$32,083	$86,861	$75,308
Manufacturing consolidation costs, net of depreciation	1,423	—	2,096	—
Due diligence costs	333	87	2,962	197
Benefit plan curtailment (gains)	—	(5,395)	(3,066)	(6,305)

EBITDA, as adjusted (non-GAAP)	$27,998	$26,775	$88,853	$69,200

Net Income, as adjusted
Net income (GAAP)	$13,088	$16,067	$44,731	$34,550
Manufacturing consolidation costs (2)	1,571	—	2,027	—
Due diligence costs (2)	233	57	2,014	128
Benefit plan curtailment (gains) (2)	—	(3,501)	(2,077)	(4,074)

Net income, as adjusted (non-GAAP) (2)	$14,892	$12,623	$46,695	$30,604

(2) Taxed at effective tax rate for each quarter

Earnings per share — diluted, as adjusted
Earnings per share — Diluted (GAAP)	$0.39	$0.48	$1.33	$1.03
Manufacturing consolidation costs	0.04	—	0.06	—
Due diligence costs	0.01	—	0.06	—
Benefit plan curtailment (gains)	—	(0.10)	(0.06)	(0.12)

Earnings per share — Diluted, as adjusted (non-GAAP)	$0.44	$0.38	$1.39	$0.91

Kaydon’s management believes that certain non-GAAP measures of operating income, as adjusted, EBITDA, as adjusted, net income, as adjusted, and earnings per share — diluted, as adjusted, provides investors with additional information to assess the Company’s financial performance. These measures should be viewed as supplemental data rather than a substitute or alternative to the comparable GAAP measure.